EXHIBIT 3.2

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
A-MARK PRECIOUS METALS, INC.
Pursuant to Sections 242 and 245 of
the General Corporation Law of the State of Delaware

The undersigned, Gregory N. Roberts, certifies that he is the Chief Executive Officer of A-Mark Precious Metals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, as from time to time amended, and does hereby further certify as follows:
1.    The name of the corporation is A-Mark Precious Metals, Inc. The Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware on December 19, 2013 (the “Original Certificate of Incorporation”). The name of the corporation set forth in the Original Certificate of Incorporation was “A-Mark Delaware, Inc.” Pursuant to the Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 30, 2014, the name of the corporation was changed to “A-Mark Precious Metals, Inc.”
2.    This Amended and Restated Certificate of Incorporation of A-Mark Precious Metals, Inc. has been duly adopted by its Board of Directors and sole stockholder in accordance with the provisions of Sections 141, 228, 242, and 245 of the General Corporation Law of the State of Delaware.
3.    The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
FIRST. The name of this corporation is A-Mark Precious Metals, Inc. (the “Corporation”).
SECOND. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).
FOURTH: With respect to the capital stock of the Corporation:
A.Authorized. The total number of shares of all classes of stock which the Corporation has authority to issue is (i)  40,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

B.Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to each matter voted on by the stockholders of the Corporation. There will be no cumulative voting.
C.Dividends. Dividends may be paid on the Common Stock as and when declared by the board of directors of the Corporation (the “Board of Directors”).
D.Preferred Stock. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
FIFTH. The Corporation is to have perpetual existence.
SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:
A.    The Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws of the Corporation, subject to any right of the stockholders set forth herein, including, without limitation, the right of the stockholders entitled to vote with respect thereto to alter and repeal the Bylaws made by the Board of Directors.
B.    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
C.    Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.
D.    The number of directors of the Corporation shall be not less than three (3), shall initially be seven (7) and shall otherwise be such number as determined from time to time by the Board of Directors.
SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
EIGHTH. (a)    This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any current or former director or officer of the Corporation who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person (i) is or was serving in such capacity or (ii) is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (each such person described in the foregoing clauses (i) and (ii), a “Covered Person”), against all liability, claims, damages, costs and loss suffered and expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement or otherwise incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such proceeding; provided, however, that the foregoing shall not require this Corporation to indemnify any person in connection with any proceeding initiated by or on behalf of such Covered Person other than an action authorized by the Board of Directors. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article EIGHTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established by a final, non-appealable judgment. Any repeal or modification of the foregoing provisions of this Article EIGHTH shall not adversely affect any right or protection of a Covered Person with respect to any acts or omissions of such Covered Person occurring prior to such repeal or modification.
(b)    The Corporation shall advance and pay on a current and as-incurred basis expenses incurred by any Covered Person in the investigation, preparation to defend or defense of or otherwise participating in any proceeding in advance of the final disposition of such proceeding, including appeals, upon presentation of (i) an unsecured written undertaking to repay such amounts if it is ultimately determined that the person is not entitled to indemnification hereunder and (ii) adequate documentation reflecting such expenses.

(c)    It is the intent that with respect to all advancement and indemnification obligations under this Article EIGHTH, the Corporation (or any insurance policy maintained by the Corporation) shall be the primary source of advancement, reimbursement and indemnification relative to any direct or indirect shareholder of the Corporation (or any Affiliate of such shareholder, other than the Corporation or any of its direct or indirect subsidiaries). The Corporation shall have no right to seek contribution, indemnity or other reimbursement for any of its obligations under this Article EIGHTH from any such direct or indirect shareholder of the Corporation (or any Affiliate of such shareholder, other than the Corporation or any of its direct or indirect Subsidiaries).

(d)    Nothing in the Article EIGHTH shall prohibit the Corporation from providing indemnification rights, or advancement of expenses incurred in the investigation, preparation to defend or defense of or otherwise participating in any proceeding in advance of the final disposition of such proceeding, including appeals, to any person who is or was an employee or agent of the Corporation by reason of the fact that such person (i) is or was serving in such capacity or (ii) is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the extent permitted by Delaware law.

(e)    This Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

NINTH. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation this ___ day of _____, 2014.

A-MARK PRECIOUS METALS, INC.
By:
Name: Gregory N. Roberts
Title: Chief Executive Officer